Hudson United Bancorp
                                                        1000 MacArthur Boulevard
                                                               Mahwah, NJ  07430
                                                                       (NYSE:HU)


AT THE COMPANY:
---------------

Kenneth T. Neilson, Chairman               Chris McFadden, Senior Vice President
President & Chief Executive Officer        & Assistant to the President
(201) 236-2631                             (201) 236-6144


FOR IMMEDIATE RELEASE
---------------------
November 16, 1999

                  HUDSON UNITED BANCORP ANNOUNCES CASH DIVIDEND
                             AND 3% STOCK DIVIDEND


         Mahwah, NJ, November 16, 1999 -- Hudson United Bancorp, Inc. (NYSE-HU) today announced its regular quarterly cash dividend of $.25 (twenty-five cents) per common share payable December 1, 1999 to stockholders of record on November 26, 1999.

         Today Hudson United Bancorp, Inc. also announced a 3% stock dividend payable December 1, 1999 to shareholders of record on November 26, 1999. To maintain parity, this stock dividend will result in changes in the stock exchange ratio for three pending mergers. The exchange ratio for JeffBanks shareholders, who approved their merger with Hudson United yesterday will be increased from .95 shares of Hudson for each share of JeffBanks to .9785 shares of Hudson,. The exchange ratio for Southern Jersey Bancorp of Delaware, Inc. shareholders, who also approved their merger with Hudson United yesterday will be increased from 1.26 shares of Hudson United for each share of Southern Jersey to 1.2978 shares of Hudson. The exchange ratio in the Merger of Equals with Dime Bancorp, Inc. will be increased from .585 to .60255 shares for each Dime share. Hudson holders in the Merger of Equals with Dime will continue to receive one share of the surviving company for each share of Dime.

         The $2.25 cash dividend will be paid before the stock dividend, therefore, no cash dividend will accompany the new shares arising from the stock dividend in December.

         Hudson United Bancorp is the multi-state bank holding company for Hudson United Bank which has 170 offices in New Jersey, New York and Connecticut. With pending acquisitions, the company will expand its franchise into Pennsylvania and will have total assets in excess of $9.0 billion. The company's banking subsidiaries offer a full array of innovative products and services to retail and commercial markets, including imaged checking accounts, 24-hour telephone banking, loans by phone, alternative investments, insurance products, private label credit programs, trust services and a wide variety of commercial loans and services including international services, cash management services, asset based loans and SBA loans.